Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT AND GENERAL RELEASE

This SEPARATION AND TRANSITION AGREEMENT AND RELEASE (this “Agreement”), dated as of March 23, 2021, is entered into by and between Argo Group International Holdings, Ltd. (the “Company,” and together with its parents, subsidiaries and affiliates, the “Argo Group”) and Jay S. Bullock (“I” or “my” or “me”) (collectively, the “Parties”).

The Company and I, Jay S. Bullock, agree as follows:

I. Transition Arrangement

A.

Termination and Transition/Consulting Period: I shall continue my current employment with the Company as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer through March 1, 2021, or until such time as Argo Group files its annual Form 10-K, whichever is later. Thereafter, I shall serve as an employee adviser to the Company until March 31, 2021 (the “Termination Date”). During the period commencing on the date of this Agreement and ending on the Termination Date, (a) I shall continue to receive my current annual base salary at the rate of $600,000.00 (the “Base Salary”) in accordance with the Company’s usual and customary payroll practices and (b) I shall continue to participate as an employee in the Company’s employee benefit plans, programs and arrangements in accordance with their terms. On the Termination Date, I shall separate from employment and relinquish all of my duties as an employee of the Company and any other position I hold with the Company or any of its affiliates or subsidiaries as of such date and shall be eligible to receive severance compensation and benefits as set forth below in exchange for compliance with the terms of my Executive Employment Agreement, dated as of April 26, 2019, with the Company (the “Executive Employment Agreement”). Following the Termination Date, from April 1, 2021 until June 30, 2021, or as may be extended thereafter by mutual agreement of the Parties for an additional six (6)-month period (the “Transition/Consulting End Date”), subject to earlier termination pursuant to Paragraph I.G below, I shall provide consulting services, as set forth below, to the Company. The period of time following my Termination Date until the Transition/Consulting End Date shall be known as the “Transition/Consulting Period.” On March 19, 2021 I received a 2020 profit share payout.

B.

Transition/Consulting Services: During the Transition/Consulting Period, I shall provide support to, and collaborate with, the Company in the transition of my duties to my successor concerning matters that I was involved with during my employment with the Company. Such support shall include, but not be limited to, advising the Company on requested matters or inquiries as may arise from time to time, and meeting with employees and officers of the Company to address such inquiries or matters, and I shall perform my consulting duties professionally and in good faith. Notwithstanding anything herein to the contrary, the Company and I agree that the services to be provided by me during the Transition/Consulting Period are not expected to exceed more than 20% of the average level of services performed by me for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A 1(h)(3)) over the immediately preceding thirty-six (36)-month period.

C.

Compensation During the Transition/Consulting Period: Subject to my execution, non-revocation and compliance with this Agreement, during the Transition/Consulting Period, I shall receive an hourly wage consistent with the Base Salary divided by 2,080 (forty (40) hours per week multiplied by fifty (50) weeks), for the hours requested by the Company for my services. I will invoice the Company on a monthly basis for my services performed during the Transition/Consulting Period and the Company shall pay such invoices within thirty (30) days after receipt of each such invoice. I understand and agree that I will not be eligible to participate in the Company’s incentive plans in 2021 including, but not limited to: (a) 2021 Annual Incentive Plan, (b) 2021 Long-Term Incentive Plan and (c) any other such plan in effect during 2021 or subsequent years. For the avoidance of doubt, the foregoing sentence shall not in any way impact my outstanding equity awards, or the 2020 Profit Share, which I received on March 19, 2021.

D.

Termination of Employment and Severance Benefits: Subject to my execution, non-revocation and compliance with this Agreement, and my execution and non-revocation of the Supplemental Release (as defined below), with such release to become effective on the Termination Date, I shall be eligible to receive the severance compensation and benefits limited to, and consistent with, a Termination without Cause under, and in accordance with, the Executive Employment Agreement as set forth on Exhibit A attached hereto (the “Severance Benefits”), which such Exhibit A also sets forth the details of my equity awards that are outstanding as of the date of this Agreement. For the avoidance of doubt, I expressly acknowledge that the only severance benefits that I shall be entitled to upon the Termination Date are the Severance Benefits, and that the Severance Benefits shall be paid in accordance with and subject to the Executive Employment Agreement.

E.

Other Rights and Obligations: Nothing in this Agreement shall affect my rights to the Accrued Benefits (as defined in the Executive Employment Agreement) or to retirement benefits under the Company’s 401(k) Retirement Savings Plan and the Company’s Supplemental Executive Retirement Plan (the “SERP”), and I shall be entitled to a payment under the SERP per my election of a single-sum distribution in an amount set forth on Exhibit A payable as set forth on Exhibit A.

F.

Attorneys’ Fees: I understand that the Company will pay for my attorney’s fees incurred in negotiating this Agreement, up to a cap of $5,000.00, directly to my attorneys. I agree to provide the Company with an invoice reflecting my legal costs incurred in negotiating this Agreement. The Company will make this payment directly to the named attorney and shall treat this payment in accordance with applicable Company policy and law.

G.

Termination of Transition/Consulting Services: I understand and agree that the Company or I may terminate the Transition/Consulting Services at any time during the Transition/Consulting Period for any or no reason, upon thirty (30) days’ written notice to me or the Company, as applicable.

H.

Additional Services, if any: To the extent there are, or may be, merger and acquisition projects or other more significant activities required by the Company for which I have specialized expertise (“Additional Services”), then I understand and agree that at that time the Parties will engage in good faith negotiations and separately agree to the terms of any such engagement. I further understand and acknowledge that I am not guaranteed any such Additional Services.

II. Complete Release

A.

In General: Pursuant to the requirements of Section 7(b)(vi) of the Executive Employment Agreement, and as consideration for the Severance Benefits, I hereby agree to irrevocably and unconditionally release any and all Claims (as defined below) I may now have against the Company and other parties as set forth in this Section II.

B.

Released Parties: The Released Parties are the “Argo Group” entities, which include Argo Group International Holdings, Ltd. and all of its subsidiary holding and operating companies, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs); and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection (the “Released Parties” and each, a “Released Party”).

C.

Claims Released: I understand and agree that I am releasing all known and unknown claims, demands, promises, causes of action and rights of any type that I may have, had, or currently have (the “Claims”) against each and every Released Party based on, relating to, or arising out of any fact, act, omission, event, conduct, representation, agreement or other matter whatsoever relating to my employment with the Company and termination of such employment, except that I am not releasing any claim to enforce: (i) this Agreement; (ii) any right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims that wholly arise or accrue after I sign this Agreement; (iv) any right to vested accrued benefits or compensation under Company plans and arrangements; and (v) to the fullest extent permitted by applicable law, any right to indemnification by the Company or any of the Released Parties or to coverage in accordance with the Company’s constituent documents and under any applicable directors’ and officers’ or other third party liability insurance policy(ies) then maintained by the Company or any Released Parties. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance and common law doctrines) including but by no means limited to:

1.

Anti-discrimination statutes, all as amended, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state or local laws prohibiting employment or wage discrimination, including the laws of Bermuda, including but not limited to the Employment Act of 2000 and the Human Rights Act of 1981.

2.

Federal employment statutes, all as amended, such as the Worker Adjustment Retraining Notification Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.

Other laws, as amended, such as any federal, state or local laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.

Tort and contract claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.

Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program;(iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.

Unknown Claims: I understand that I am releasing Claims about which I may be unaware. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue or learn of facts or other matters about which I now am unaware, and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so. For the purposes of clarity, however, I am not waiving any rights or claims that wholly arise or accrue after I sign this Agreement.

E.

Supplemental Release: In addition to complying with the terms of this Agreement, as an additional condition precedent to my receipt of the Severance Benefits, I or my representative also must provide a separately duly signed Supplemental General Release of Claims Agreement, in the form attached hereto as Exhibit B (the “Supplemental Release”), before the expiration of twenty-one (21) calendar days after the Termination Date and not revoke the Supplemental Release. The Company shall provide me or my representative with a copy of the Supplemental Release no later than five (5) days prior to the Termination Date.

III. Promises, Warranties, And Representations

A.

Employment Termination: I understand and agree that my employment with the Company will terminate on the Termination Date. I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that each and every Released Party is under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is in no way discriminatory or retaliatory in nature.

B.

Pursuit of Released Claims: I affirm that I have not filed, have not caused to be filed, and am not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party in any forum. To the extent permitted by law, I agree not to, directly or indirectly, file, initiate, encourage, aid or assist in any investigations, actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party. Notwithstanding the foregoing, I understand that nothing in this General Release prohibits me from: (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; or (ii) making or asserting: (A) any claim or right which cannot be waived under applicable law, including but not limited to the right to file a charge with, provide information to, or participate in an investigation or proceeding conducted by the Texas Workforce Commission Civil Rights Division, the Equal Employment Opportunity Commission or other federal, local or state governmental agency charged with enforcing anti-discrimination laws, or the National Labor Relations Board; (B) any right I have to the Accrued Benefits, any payments pursuant to Section 7(b) of the Executive Employment Agreement or any other payments or benefits pursuant to this Agreement; (C) any right I have to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Securities Act of 1974, as amended); and (D) any rights I have or claims that may arise after the date this General Release is executed. I further agree and covenant that should any person, entity, organization, or federal, state or local governmental agency institute an investigation, action, grievance, arbitration, complaint, claim or other legal proceeding involving any matter encompassed by the release set forth in Section II, I shall not be entitled to recover and expressly waive any right to seek, accept or recover any monetary relief or other individual remedies.

C.

Execution of this Agreement: I understand and agree that, but for my execution of this General Release, including claims under the ADEA, and the fulfillment of the promises contained therein, I would not be entitled to receive the benefit continuation coverage or severance pay described in Section 7(b) of the Executive Employment Agreement and as set forth herein.

D.	Company Property: Before accepting any monetary payments from the Company, I promise to comply with my obligation under Sections 8(c)(iv) and 8(c)(vi) of the Executive Employment Agreement.

E.

Taxes: I am responsible for paying any taxes due by me on amounts I receive because I signed this Agreement. I agree that the Company may withhold all applicable taxes it determines it is legally required to withhold.

F.

Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. In addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this General Release or my breach hereof, I will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.

G.	Implementation: Each of the Parties agrees to sign any documents and do anything else that is reasonably necessary in the future to implement this Agreement.

H.

Cooperation in Investigations, Litigations, and Other Matters: Following the expiration of the Transition/Consulting Period (including during and after any subsequently negotiated and agreed-upon arrangement for my handling of Additional Services), I agree, upon request of the Company in accordance with this Section III.H, to cooperate with the Company and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Company, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Company and its/their subsidiaries and affiliates or any Released Party in connection with any matter or event relating to my employment or events that occurred during my employment with the Company. Such assistance will occur at reasonable times upon reasonable notice during normal business hours and will include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. I further agree that I will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. I understand that the Company will make reasonable efforts to minimize disruption of my other activities and the Company will reimburse me for reasonable out-of-pocket expenses (including legal fees) incurred as a result of such cooperation. I will act in good faith to furnish the information and cooperation required by this Section III.H, and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for me. This Section III.H does not apply if I am the target of a governmental investigation, claim, inquiry, or the like.

I.

Confidentiality and Post-Employment Obligations: I understand and acknowledge that my post-employment obligations, including my confidentiality obligations, set forth in Section 8 of the Executive Employment Agreement, remain in full force and effect.

IV. Miscellaneous

A.

Certain Covenants: As a condition of my employment by the Company and the payment of compensation and receipt of benefits referred to above, I agree to continue to be bound, and will continue to be bound following my termination of employment (including during and after the Transition/Consulting Period), to the covenants contained in the Executive Employment Agreement. I acknowledge that the Company would not provide the compensation and/or benefits set forth above if I was not willing to be bound by the terms of the Executive Employment Agreement and I further acknowledge and agree that if I materially breach or threaten to materially breach the covenants contained in the Executive Employment Agreement or the other terms of this Agreement, then to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of such covenants or this Agreement, without notice and without payment of bond, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, and (c) I will be obligated to pay to the Company its costs and expenses in enforcing the covenants contained in the Executive Employment Agreement and this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party. As the sole exception to the mandatory arbitration obligation pursuant to Section IV.E) below, I agree that the Company may enforce the covenants contained in the Executive Employment Agreement or the other terms of this Agreement by bringing such action for injunctive relief in the state and federal courts located in Texas, and I irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of such courts. Notwithstanding the foregoing, nothing in this Agreement, the Supplemental Release, or the Executive Employment Agreement is intended to limit my ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

B.

Entire Agreement: This is the entire agreement between me and the Company with respect to my release of Claims against the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official with reference to this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to accept this General Release, except for those set forth in this General Release and the Executive Employment Agreement.

C.

Successors: This Agreement binds my and the Company’s respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

D.

Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

E.

Governing Law, Mandatory Arbitration and Venue: This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles. Any claim or controversy arising between me and the Company and/or any member of the Argo Group, shall be settled by final and binding arbitration in Bexar County, Texas pursuant to Section 15 of the Executive Employment Agreement, which is incorporated by reference herein. I acknowledge and agree that I have read Section 15 of the Executive Employment Agreement and understand that it contains a mandatory arbitration provision and that I am agreeing in advance to arbitrate any controversies which arise in connection with this General Release and the Executive Employment Agreement. I agree that any dispute between the Parties that is determined to be not subject to arbitration pursuant to Section 15 of the Executive Employment Agreement shall be subject to exclusive jurisdiction and venue in the Texas District Court in Bexar County, Texas.

F.

Section 409A: This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A at the time of my separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if I am a “specified employee” under Section 409A on the date of my separation from service, payment of the amounts hereunder shall be delayed for a period of six (6) months from the date of my separation from service if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within ten (10) days after the end of the six (6)-month period. If I die during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to my estate within ten (10) days after the date of my death.

V. Notice, Time for Consideration and Revocation Period

A.

THE GENERAL RELEASE OF CLAIMS CONTAINED IN THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING WITHOUT LIMITATION, ALL CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ANY SIMILAR STATE LAWS. THIS GENERAL RELEASE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

B.	I AGREE THAT I AM WAIVING RIGHTS AND CLAIMS I MAY HAVE IN EXCHANGE FOR CONSIDERATION WHICH IS IN ADDITION TO THINGS OF VALUE TO WHICH I MAY ALREADY BE ENTITLED;

C.	I UNDERSTAND AND AGREE THAT I HAVE BEEN ADVISED THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF MY CHOOSING PRIOR TO EXECUTING THIS GENERAL RELEASE;

D.

I UNDERSTAND THAT IN THE EVENT THAT I AM FORTY (40) YEARS OF AGE OR OLDER AT THE TIME OF TERMINATION, I WILL HAVE AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT;

E.

I UNDERSTAND THAT SHOULD THE PROVISIONS OF (D) ABOVE NOT OTHERWISE APPLY, I HAVE SEVEN (7) DAYS FOLLOWING MY EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY AND THAT THE GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND

F.

I UNDERSTAND THAT IN ADDITION TO COMPLYING WITH THE TERMS OF THIS AGREEMENT, AS AN ADDITIONAL CONDITION PRECEDENT TO MY RECEIPT OF THE SEVERANCE BENEFITS, I MUST ALSO PROVIDE A SEPARATELY DULY SIGNED WAIVER AND GENERAL RELEASE AGREEMENT (“SUPPLEMENTAL RELEASE”), A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT B.

Executed on this 23 day of March, 2021.

/s/ Jay S. Bullock
Jay S. Bullock

Executed on this 23 day of March, 2021.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Anthony Cicio

Title:	Chief Human Resources Officer

EXHIBIT A

SEVERANCE PAYMENTS AND BENEFITS

Item	Amount	Timing and Payout
CASH PAYMENTS
Cash Severance	$1,300,000	12 installment payments beginning as soon as practical following June 1, 2021
Target Incentive Award	$700,000	Lump sum as soon as practical following June 1, 2021
SERP	$767,817 (est. balance as of 2/23/2021)	Lump sum payment six months following Termination Date

TOTAL	$2,767,817	N/A

BENEFITS
COBRA Continuation Coverage	Provided I timely elect COBRA coverage, continuation of health benefits at the active rate until I obtain reasonably equivalent coverage or for 18 months from the Termination Date,
	whichever is earlier. The current active monthly rate is $603.02.

OUTSTANDING EQUITY AWARDS

Stock Appreciation Rights

Equity Plan	Award Type	No. of Shares	Per Share Strike Price	Grant Date	Expiration Date	Vesting Schedule
AG14/SSR	SSR	28,672	$37.85	February 25, 2015	Feb 25, 2022	Fully vested

Restricted Stock and Performance Shares

Equity Plan	Award Type	No. of Unvested Shares		Grant Date	Vesting Schedule
AG14/RSA	RSA	1,764		March 29, 2017	March 29, 2021
AG14/RSA	RSA	1,874	[1]	March 27, 2018	937 shares vesting ratably on March 27, 2021 and 2022
AG14/PSA	PSA	6,531		November 5, 2018	6,531 shares vesting on December 31, 2021, subject to achievement of performance goals under the Company’s 2014 Long-Term Incentive Plan and related award agreement

[1]

Due to the lapse of forfeiture risk upon termination of employment, the tax impact of these awards with respect to 937 shares that vest following the Termination Date will be calculated as of the Termination Date and the impact will be reflected on the 2021 IRS Form W-2, with the net shares settled in Mr. Bullock’s E*TRADE account.

A-1

Equity Plan	Award Type	No. of Unvested Shares		Grant Date	Vesting Schedule
AG14/PSA	RSA	1,538	[2]	March 15, 2019	769 shares vesting ratably on March 15, 2022 and 2023
AG19/PSA	RSA	3,450	[3]	March 16, 2020	1,150 shares vesting ratably on March 16, 2022, 2023 and 2024
AG19/PSA	PSA	13,800		March 16, 2020	Vest on March 16, 2023, subject to achievement of performance goals under the Company’s 2019 Omnibus Incentive Plan and the related award agreement

[2]

Due to the lapse of forfeiture risk upon termination of employment, the tax impact of these awards will be calculated as of the Termination Date and the impact will be reflected on the 2021 IRS Form W-2, with the net shares settled in Mr. Bullock’s E*TRADE account.

[3]

Due to the lapse of forfeiture risk upon termination of employment, the tax impact of these awards will be calculated as of the Termination Date and the impact will be reflected on the 2021 IRS Form W-2, with the net shares settled in Mr. Bullock’s E*TRADE account.

A-2

EXHIBIT B

SUPPLEMENTAL GENERAL RELEASE OF CLAIMS AGREEMENT

This Supplemental Waiver and General Release of Claims Agreement (“Release”) is executed by                      (“Executive”) on this day of                     , 2021.

1. Waiver and General Release. Executive, on behalf of himself and his heirs, executors, administrators, family members, attorneys and assigns, hereby waives, generally releases and forever discharges the “Released Parties,” as defined in the Separation and Transition Agreement and General Release, dated as of                     , 2021 (the “Separation and Transition Agreement”), between Executive and Argo Group International Holdings, Ltd. (the “Company”), together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, managers, partners, attorneys, insurers, and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, will or may have against the Releasees as of and including the Release Effective Date (as defined below), including, but not limited to:

a.

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Rehabilitation Act, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or

d.

any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud,

B-1

tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims set forth in Section II.C of the Separation and Transition Agreement.

2. Remedies if Executive Breaches Waiver and Release. Executive further acknowledges and agrees that if he materially breaches the provisions of the waiver and release, then to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of the waiver and release, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, and (c) Executive will be obligated to pay to the Company its costs and expenses in enforcing the waiver and release and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party.

3. Waiver of Reinstatement Rights. To the extent permitted by law, Executive further waives, releases, and discharges Releasees from any reinstatement rights that Executive has or could have.

4. Representations and Warranties of Executive. Executive expressly represents and warrants that (a) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Executive herein; (b) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (c) Executive has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Executive further represents and warrants that he is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to this Release. Executive agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages that may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.

5. Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this waiver and release includes a release of all known and unknown claims, including claims under the federal ADEA. Executive acknowledges that this Release does not waive any right or claim that he may have under the ADEA, as amended by the OWBPA, that arises after the Release Effective Date.

6. Knowing and Voluntary Waiver. Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Release and that he has been advised to and/or has obtained representation by counsel in connection with his execution of this Release. Executive has freely, knowingly and voluntarily elected to execute this Release, in exchange for due consideration, by signing below. Executive further acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release; (ii) has made his own investigation of the facts

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and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown.

7. Protected Rights. Executive understands that nothing contained in this Release prohibits or limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission. Executive also understands that this Release does not prohibit or limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

8. Time to Consider Release; Revocation. Executive acknowledges that he has had at least twenty-one (21) calendar days after the receipt of this Release to consider signing this Release and that he may voluntarily choose to waive this twenty-one (21)-day period. In addition, Executive has seven (7) calendar days after signing this Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to Tony Cicio, Chief Human Resource Officer of the Company. Executive understands that if he signs this Release and does not revoke this Release within seven (7) calendar days after signing, this Release will become fully effective and enforceable (the “Release Effective Date”). Executive also understands that no severance payments will be paid to him until the seven (7)-calendar-day revocation period has expired without him having revoked this Release.

Executive

By:
JAY S. BULLOCK

Date:

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